Exhibit 10.8
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made as of May 10, 2016 (“Effective Date”), by and between Grail, Inc., a Delaware corporation (“Company”), and Richard Klausner (“Consultant”).
Company desires to have Consultant perform consulting services as an independent contractor to the Company and Consultant desires to perform such services for Company, subject to and in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.SERVICES.
1.1Performance of Services. Consultant will provide advice and consult with the Company on technical, business and strategic matters, as agreed from time to time (the “Services”), it being understood that the Services are expected to require approximately three (3) days per week of Consultant’s time.
1.2Payment. Subject to the terms and conditions of this Agreement, as sole consideration for the performance of the Services, Company will issue equity to Consultant as described on Exhibit A. In addition, Company will reimburse Consultant for reasonable expenses incurred by Consultant in connection with performing Services, in connection with the Company’s expense reimbursement policies and procedures as specified by the Company from time to time.
2.RELATIONSHIP OF PARTIES.
2.1Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.
2.2Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for the payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.
2.3Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant. Consultant will maintain in force adequate liability insurance to protect Consultant from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant.

3.OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS. Consultant agrees that all Consultant Work Product (meaning inventions, trademarks, designs, techniques, written documents, emails, and the like) will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.
4.CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business; financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information.
5.WARRANTIES.
5.1No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.
5.2Performance Standard. Consultant represents and warrants that the Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform the Services.
5.3Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

5.4Competitive Activities. During the term of this Agreement, Consultant will keep Company reasonably informed of Consultants activities that are competitive with the types and kinds of business being conducted by Company.
5.5Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.
5.OMITTED.
6.TERM AND TERMINATION.
6.1Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as Consultant is performing Services.
6.2Termination for Breach. Either party may terminate this Agreement if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.
6.3Termination for Convenience. Company may terminate this Agreement at any time, for any reason or no reason, upon at least ten (10) days written notice to Consultant.
6.4Effect of Termination.
(a)Upon the expiration or any termination of this Agreement for any reason, Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any.
(b)Upon the expiration or any termination of this Agreement (except termination of this Agreement pursuant by Company pursuant to Section 7.2 for breach by Consultant), Company will pay Consultant any amounts that are due and payable under Section 1.2 for Services performed by Consultant prior to the effective date of expiration or termination.
(c)Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession or control and will promptly deliver all such Confidential Information to Company, at Consultant’s expense and in accordance with Company’s instructions.
6.5Survival. The provisions of Sections 2.2, 3, 4, 5.3, 7.4, 7.5, 8 and 9 will survive the expiration or termination of this Agreement.
7.LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

8.GENERAL.
8.1No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.
8.2Assignment. Consultant may not assign or transfer any of Consultant’s rights or delegate any of Consultant’s obligations under this Agreement, in whole or in part, without Company’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.
8.3Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement.
8.4Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
8.5Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal. or state courts located in the Northern District of California and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.
8.6Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.
8.7Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth on the signature pages hereto or to such other address as may be specified by either party to the other in accordance with this Section 9.7.
8.8Entire Agreement. This Agreement constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.
8.9Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.
8.10Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

Grail, Inc.		Richard Klausner

By:	/s/ Jeff Huber	Signature:	/s/ Richard Klausner

Name:	Jeff Huber

Title:	CEO
Address:
200 Cardinal way, 2nd Floor
Redwood City, CA 94063

EXHIBIT A
Equity Consideration
In consideration of Consultant’s performance of the Services, Consultant will be granted an option to purchase up to 876,000 shares of the Company’s Class A Common Stock (the “Advisory Consulting Service Award”) under the Company’s 2016 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Class A Common Stock, as determined by the Board of Directors (the “Board”) on the date it approves such grant. The Advisory Consulting Service Award will have vesting and exercise terms as set forth below:
Advisory Consulting Service Award:

Shares:	876,000 shares of Class A Common Stock of the Company.
Vesting:	The Advisory Consulting Service Award will vest in 48 equal monthly installments from the Vesting Start Date, subject to your Continued Consulting Service (as defined below).
Exercise Schedule:	Immediately exercisable, subject to the terms of the Stock Option Agreement
“Vesting Start Date”	February 6, 2016
“Continued Consulting Service”	Providing advice and consultation service under the Consulting Agreement as requested by the Company, up to three (3) days per week. For clarity, Continued Consulting Service does not include service as a director of the Company.
In addition, it is acknowledged that Consultant is also expected to be granted an additional stock option under the Plan that will be exercisable for 584,000 shares of the Company’s Class A Common Stock (the “Board Service Award”) at the fair market value of the Company’s Class A Common Stock, as determined by the Board on the date it approves such grant. The Board Service Award will have vesting and exercise terms as set forth below.
Board Service Award:

Shares:	584,000 shares of Class A Common Stock of the Company.
Vesting:	The Board Service Award will vest in 48 equal monthly installments from the Vesting Start Date, subject to your Continued Board Service (as defined below).
Exercise Schedule:	Immediately exercisable, subject to the terms of the Stock Option Agreement
“Vesting Start Date”	February 6, 2016
“Continued Board Service”	Providing service as a director of the Company.
For clarity, it is acknowledged that the vesting arrangements for the Advisory Consulting Service Award and Board Service Award are independent, and Consultant may continue to vest into one award while no longer being eligible to vest into the other. For example, if Consultant ceases to provide Services under this Agreement, Consultant would no longer be performing Continued Consulting Service and would no longer be entitled to vest into the Advisory Consulting Service Award, but if Consultant was continuing to serve as a director, he would continue to vest into the Board Service Award.

FIRST AMENDMENT TO
CONSULTING AGREEMENT
This First Amendment (the “Amendment”) to that certain Consulting Agreement, dated May 10, 2016 (the “Agreement”), by and among Richard Klausner (“Consultant”) and GRAIL, Inc., a Delaware corporation (“GRAIL”), is made effective as of August 7, 2020 (the “Amendment Effective Date”). Each of Consultant and GRAIL is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
BACKGROUND
WHEREAS, Consultant and GRAIL entered into the Agreement, pursuant to which Consultant provides certain services to GRAIL on the terms and conditions set forth therein.
WHEREAS, Consultant and GRAIL now desire to amend the Agreement, all as set forth herein.
NOW THEREFORE, in consideration of the various promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by both Parties, the Parties agree as follows:
AGREEMENT
1.Definitions. Unless otherwise defined in this Amendment, initially capitalized terms used herein shall have the meanings given to them in the Agreement.
2.Exhibit A. Exhibit A of the Agreement is hereby amended to include the additional consideration set forth on Exhibit A attached.
3.No Other Modifications. Except as specifically set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment and the Agreement as amended by this Amendment constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Amendment, and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Amendment will be valid or effective unless made in writing and signed by a duly authorized officer of each party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Amendment will not constitute a waiver of that right or excuse similar subsequent failure to perform any such term or condition.
4.Miscellaneous. This Amendment may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same agreement. This Amendment shall be governed by and interpreted in accordance with the laws of the State of California without reference to its choice of laws or conflict of laws provisions.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representatives as of the Amendment Effective Date, each copy of which will for all purposes be deemed to be an original.

GRAIL, Inc.:		CONSULTANT:

By:	/s/ Hans Bishop	By:	/s/ Richard Klausner

Name:	Hans Bishop	Name:	Richard Klausner

Title:	CEO

EXHIBIT A
Equity Consideration
In consideration of Consultant's performance of the Services, Consultant will be granted an additional option to purchase up to 1,400,000 shares of the Company's Class A Common Stock (the “Additional Consulting Award”) under the Company's 2016 Equity Incentive Plan (or such successor plan, the “Plan”) at the fair market value of the Company's Class A Common Stock, as determined by the Board of Directors (the “Board”) or the Compensation Committee of the Board on the date it approves such grant. The Additional Consulting Award will have vesting and exercise terms as set forth below:
Twenty-five percent (25%) of the shares under the Additional Consulting Award shall vest on the first anniversary of the Amendment Effective Date and 1/48th of the shares under the Additional Consulting Award shall vest monthly thereafter subject to your Continued Consulting Service (as defined below). The grant shall be early exercisable.
“Continued Consulting Service” shall mean providing advice and consultation service under the Consulting Agreement as requested by the Company, up to three (3) days per week. For clarity, Continued Consulting Service does not include service as a director of the Company.
For clarity, it is acknowledged that the vesting arrangements for the Advisory Consulting Service Award, the Additional Consulting Award and Board Service Award are independent, and Consultant may continue to vest into one award while no longer being eligible to vest into the other. For example, if Consultant ceases to provide Services under this Agreement, Consultant would no longer be performing Continued Consulting Service and would no longer be entitled to vest into the Advisory Consulting Service Award or the Additional Consulting Award, but if Consultant was continuing to serve as a director, he would continue to vest into the Board Service Award.
A-1